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                                                                     Exhibit 2.1

                               PURCHASE AGREEMENT

          THIS PURCHASE AGREEMENT (this "Agreement"), dated this 14th day of September, 1998 (the "Effective Date"), is entered into at Los Angeles, California, and Broomfield, Colorado, by and among Gaiam Holdings, Inc. a Colorado corporation ("Buyer"); Healing Arts Publishing, LLC, a California limited liability company ("LLC"), Steven P. Adams ("Adams" or "Shareholder," depending on the context); and Healing Arts Publishing, Inc., a California corporation ("Corporation") (Shareholder and Corporation are collectively referred to as "Sellers") and, for purposes of Section 5.4 only, Gaiam, Inc., a Colorado corporation, with respect to the following:

A. Shareholder has represented that he owns all the outstanding capital stock of Corporation (the "Shares").

B. Buyer desires to purchase from Corporation, and Corporation desires to sell to Buyer, 50.37% of the assets of the business of Corporation (the "Business"), subject to certain liabilities.

C. In order to effect the sale of assets, Corporation hereby transfers all of the assets of the Business, subject to certain liabilities, to LLC in exchange for 49.63% of the membership interests in LLC.

D. Buyer hereby purchases membership interests in LLC representing 50.37% of the membership interests (subject to adjustment as described below).

E. Buyer hereby loans certain funds to LLC and contributes certain additional funds to LLC in order to conduct the Business.

F. In order to induce Buyer to loan funds to LLC and otherwise to enter into the transaction contemplated by this Agreement, Corporation and Shareholder hereby guarantee all of the obligations of LLC and hereby secure such guaranties, Adams and LLC hereby enter into an Employment Agreement, and the parties hereby enter into a Non-Compete and Confidentiality Agreement.

          ACCORDINGLY, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

     1.   TRANSACTION.

          On the terms and subject to all of the conditions hereof, and upon the performance by the parties hereto of their respective obligations hereunder, simultaneously with the execution of this Agreement, the following shall be effected:


          1.1 Transfer of Assets. Corporation shall hereby transfer to LLC all of its assets,

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including without limitation, its equipment, inventory, fixtures, receivables, tradenames, trademarks, servicemarks, personal property (tangible and intangible), intellectual property rights, choses in action, and contract rights (the "Assets"), subject only to those liabilities set forth on Exhibit 1.1 hereof (the "Assumed Liabilities"), which LLC shall hereby assume.

          1.2 Loan to LLC. Corporation is subject to that certain Judgment in favor of Terence Dunn and InterArts Productions (collectively, "Dunn") pursuant to Case No. SC 032426, Superior Court of the State of California, County of Los Angeles (the "Dunn Judgment"). Buyer shall loan to LLC the sum of $740,024.85 in order to partially satisfy the Dunn Judgment (such amount is referred to as the "Dunn Judgment Costs"), which loan shall be evidenced by a Secured Promissory Note of even date in the form of Exhibit 1.2 (the "Secured Promissory Note"), and LLC shall execute the Secured Promissory Note. The Secured Promissory Note shall be secured by all of the assets of LLC and shall be guaranteed by Corporation and Shareholder. Buyer shall, in lieu of payment to LLC, deliver the Dunn Judgment Costs to the Sheriff's Department of the County of Los Angeles, State of California, or, in Buyer's sole discretion, to Kirsch & Mitchell, counsel to Corporation. Corporation shall immediately pay the balance of the amounts necessary to pay the Dunn Judgment in full, without (except as otherwise provided by law) waiving any rights of appeal which Corporation may have.

          1.3 Additional Loan to LLC. Under certain conditions, Buyer shall loan additional funds to LLC as described in Section 2 hereof, which loan shall be evidenced by a Second Advance Note (Secured) of even date in the form of
Exhibit 1.3 hereof (the "Second Advance Note"), and LLC shall execute the Second Advance Note. The Secured Promissory Note and Second Advance Notes are collectively referred to in this Agreement as the "Notes."

          1.4 Security. As security for the Notes and all other obligations of LLC, Corporation, and Shareholder under this Agreement (including all of the exhibits thereto):

                 1.4.1   LLC shall execute the Security Agreement in the form of
Exhibit 1.4A hereof (the "LLC Security Agreement"), the UCC-1 Financing Statement in the form of Exhibit 1.4B hereof (the "LLC Financing Statement"), and the Assignment of Audio-Visual Documents and Rights in the form of Exhibit 1.4C (the "Assignment");

                 1.4.2 Corporation shall execute the Security Agreement in the form of 1.4D hereof (the "Corporation Security Agreement"), the UCC-1 Financing Statement in the form of Exhibit 1.4E hereof (the "Corporation Financing Agreement"), and the Guaranty in the form of Exhibit 1.4F hereof (the "Corporation Guaranty"); and

                 1.4.3 Shareholder shall execute the Security Agreement in the form of Exhibit 1.4G hereof (the "Shareholder Security Agreement"), the UCC-1 Financing Statement in the form of Exhibit 1.4H hereof (the "Shareholder Financing Agreement"), the Guaranty in the form of Exhibit 1.4I hereof (the "Shareholder Guaranty"), and the Pledge Agreement in the form of Exhibit 1.4J hereof (the "Pledge Agreement").

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          1.5    Contribution to LLC. Buyer shall contribute the amount of Ten
Thousand Dollars ($10,000) to the capital of LLC.

          1.6 Purchase of Bank Note. Buyer shall purchase the obligation of Corporation and Shareholder to Wells Fargo Bank, N.A., under the Promissory Note and Accounts Receivable Primeline Agreement (both dated November 13, 1996), the present amount of which is $562,100 (the "Wells Note"), which Wells Note is secured by a Commercial Security Agreement and Commercial Guaranty of the same date (collectively, the "CSA"), for an amount agreed by and between Buyer and the holder of the Wells Note in their sole discretion (the "Wells Note Purchase Amount"). Sellers acknowledge that the amounts loaned by Buyer pursuant to the Notes are made as additional advances under the Wells Note and the CSA (in addition to the Security Agreements) and that this Agreement and the Notes constitute modifications of the Wells Note only with respect to such additional advances and with respect to the due date. Buyer hereby waives any defaults which may exist under the Wells Note and the CSA as of the Effective Date and hereby extends the due date of the Wells Note (subject to the provisions of the last two sentences of Section 10 hereof) to December 14, 1998.

          1.7 Issuance of Interests. Corporation and Buyer shall execute the Operating Agreement of LLC in the form of Exhibit 1.7 hereof.

          1.8 Non-Compete Agreement. Shareholder and Corporation shall execute the Non-Compete and Confidentiality Agreement in the form of Exhibit 1.8 hereof (the "Non- Compete Agreement").

          1.9 Employment Agreement. LLC and Adams shall execute the Employment Agreement in the form of Exhibit 1.9 hereof (the "Employment Agreement").

          1.10 Bill of Sale. Corporation shall execute a bill of sale and other assignment documents in the form of Exhibit 1.10 hereof (the "Bill of Sale"), transferring all of the Assets to LLC.

          1.11 Opinion of Counsel. Sellers shall deliver to Buyer an opinion of Shareholder's counsel in substantially the form set forth in Exhibit 1.11 to the Agreement.

          1.12 Corporate Approval. Sellers shall deliver to Buyer copies of all resolutions pertaining to due authorization by all necessary corporate action of and delivery of this Agreement by Corporation, and the performance of its covenants and obligations under it, certified by the secretary of Corporation.

          1.13 Consents. Sellers shall deliver to Buyer all necessary agreements and consents of any parties to the consummation of the transaction contemplated by this Agreement, or otherwise pertaining to the matters covered by it.

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     2.   ADDITIONAL AMOUNTS DUE TO LLC.

          On or before the Second Advance Date (as hereinafter defined), Buyer shall loan the additional sum of $490,000 to LLC, which loan shall be evidenced by the Second Advance Note. The proceeds of such loan shall be used first for the costs of preparing, printing, and mailing a catalog (with circulation of at least 600,000 copies) of LLC's products, as well as the inventory associated with the catalog, and payment of amounts due to Dunn under contracts with LLC, and Buyer and Corporation shall agree with respect to application and disbursement of the balance of such loan proceeds. The "Second Advance Date" shall mean September 15, 1998, or such later date, if ever, as, to the satisfaction of Buyer (in its sole discretion), (a) Shareholder shall have obtained the consent of Shareholder's wife Elizabeth Adams to the transactions contemplated by this Agreement, (b) Corporation and LLC have implemented a plan satisfactory to Buyer to bring current the accounting books and records of Corporation and LLC and to implement proper and appropriate accounting procedures, and (c) with Jonathan Kirsch, Esq., counsel to Corporation, Mark Shaner, Esq., counsel to Buyer, shall have contacted Dunn or Dunn's counsel with respect to a settlement of all claims arising between Corporation or LLC and Dunn and Dunn's successors and assigns, the terms of which are no less favorable to Corporation and LLC than those set forth in Schedule 2 to this Agreement.

     3.   VALUATION.

          On or before the First Price Adjustment (as that term is defined in Section 11.1 hereof), Corporation and LLC shall engage Ernst & Young, LLP (the "Independent Accountant") to do the following:

          3.1 Audit. The Independent Accountant shall perform an audit of Corporation and LLC and shall prepare and deliver to Buyer an audited balance sheet, statement of income, and cash flows for Corporation and LLC for the period from January 1, 1998, to the Effective Date (the "Corporation Short Period") and the period from the Effective Date to December 31, 1998 (the "LLC Short Period"), respectively.

          3.2 The Valuation. The Independent Accountant shall evaluate Corporation and LLC (the "Valuation") as follows:

                 3.2.1 The Independent Accountant shall determine adjusted net income (as hereinafter defined) of Corporation for the Corporation Short Period (the "Corporation Short Period Net Income").

                 3.2.2 The Independent Accountant shall determine the adjusted net income (as hereinafter defined) of LLC for the LLC Short Period (the "LLC Short Period Net Income").

                 3.2.3 For purposes of the Valuation, "adjusted net income" shall mean the

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net income, determined in accordance with generally accepted accounting principles consistently applied ("GAAP") and in accordance with Exhibit 12.4 hereof, adjusted as follows:

                         3.2.3.1  Net income shall be reduced by any amounts not
actually collected by March 25, 1999, or reserved.

                         3.2.3.2  Net income shall be reduced by:

                         3.2.3.2.1 The fees and costs of the Independent Accountant for the audit of the Corporation Short Period;

                         3.2.3.2.2 The costs of preparing financial records of Corporation or LLC (as applicable) for the Valuation; and

                         3.2.3.2.3 The amount of income generated (or expected to be generated) for the applicable period by material contracts (other than contracts with Dunn), termination of which is caused during the LLC Short Period by reason of action or inaction of Corporation or Adams.

but shall not be reduced by:


                         3.2.3.2.4 Any taxes arising out of the transactions contemplated in this Agreement;

                         3.2.3.2.5 The fees and costs of the Independent Accountant for the audit of the LLC Short Period;

                         3.2.3.2.6 Any legal fees or consulting fees of Magazine Consulting Group incurred by Corporation or LLC in connection with the transactions contemplated in this Agreement; or


                         3.2.3.2.7 The Dunn Judgment Costs and any legal fees, interest, and other costs relating to the Dunn Judgment or other legal matters relating to the "Tai Chi for Health" videos.

                 3.2.4 The Independent Accountant shall determine the "Valuation Amount," which shall mean six (6) times the sum of (a) the Corporation Short Period Net Income and (b) the

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LLC Short Period Net Income.

          3.3 Adjustment of Percentage Interests. Upon determination of the Valuation Amount, and retroactive to the Effective Date, the Percentage Interest of Corporation shall be decreased, and the Percentage Interest of Buyer in LLC shall be increased by multiplying such Percentage Interests by a fraction, as follows:

                 3.3.1 The numerator of the fraction shall be the Valuation Amount (but not more than $5,000,000).

                 3.3.2   The denominator of the fraction shall be $5,000,000.

In no event shall Corporation's Percentage Interest be less than thirty-three percent (33%).

     4.   FIRST PRICE ADJUSTMENT.

          On the terms and subject to all of the conditions hereof, and upon the performance by the parties hereto of their respective obligations hereunder, at the First Price Adjustment (as that term is defined in Section 11.1 hereof), Buyer shall pay to Corporation and Shareholder in the aggregate (to be allocated between them as they shall direct) the sum of $100,000 as payment in full of all amounts due under the Non-Compete Agreement. In addition, Buyer shall pay the First Price Adjustment Amount as follows:

          4.1 Determination of First Price Adjustment Amount. The First Price Adjustment Amount shall mean (a) the sum of $2,400,000, less (b) the sum of (i) the amount of the Dunn Judgment Costs, (ii) the amount contributed to the capital of LLC by Buyer pursuant to Section 1.5 hereof, (iii) the Wells Note Purchase Amount, and (iv) the amount lent to LLC pursuant to Section 2 hereof.

          4.2 Contribution to LLC. Buyer shall contribute to LLC, to be allocated to the capital accounts of Corporation and Buyer in the ratio of their Percentage Interests (as defined in the Operating Agreement) one-half (1/2) of the First Price Adjustment Amount plus the amount of $50,000. Buyer may, in its sole discretion, apply all or any portion of such amount to repayment in full of all amounts owing from Shareholder to Goldhil Home Media International, Inc., under that certain Note Secured by Conditional Licenses entered into by Shareholder, the amount of which repayment shall be charged to Shareholder's capital account.

          4.3 Payment to Corporation. Buyer shall pay to Corporation the lesser of (a) the amount of $300,000 or (b) (i) one-half (1/2) of the First Price Adjustment Amount, less (ii) the sum of $50,000 (but not less than zero
(0).

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     5.   SECOND PRICE ADJUSTMENT AND EARNOUT.

          5.1 Payment at Second Price Adjustment. On the terms and subject to all of the conditions hereof, and upon the performance by the parties hereto of their respective obligations hereunder, at the Second Price Adjustment (as that term is defined in Section 11.2 hereof), Buyer shall pay to Corporation one-quarter (1/4) of the Valuation Amount, less the amount of $1,850,000 (but not less than zero (0)).

          5.2 Contribution to LLC. On the terms and subject to all of the conditions hereof, and upon the performance by the parties hereto of their respective obligations hereunder, at the Second Price Adjustment (as that term is defined in Section 11.2 hereof), Buyer shall:

                 5.2.1 Cancel and contribute the Notes and the Wells Note to the capital of LLC (but all accrued but unpaid interest shall be due and payable in full in cash); and

                 5.2.2 Shall contribute to the capital of LLC one-quarter (1/4) of the Valuation Amount, less the amount of $1,250,000 (but not less than zero
(0) (the "Second Price Adjustment Amount").

Such contributions shall be allocated to the capital accounts of Corporation and Buyer in the ratio of their Percentage Interests (as defined in the Operating Agreement). Buyer's obligation to make such cancellation and contribution shall be deemed hereby to be incorporated into the provisions of the Notes and the Wells Note, notwithstanding the negotiable provisions thereof.

          5.3 Earnout Amounts. On the terms and subject to all of the conditions hereof, and upon the performance by the parties hereto of their respective obligations hereunder, and provided that Adams is not then in default under the terms of the Employment Agreement and has not terminated the Employment Agreement during its term pursuant thereto, Buyer shall pay to Corporation the following (collectively, the "Earnout Amounts"):

                 5.3.1 The sum of (a) one-half (1/2) of the lesser of (i) (A) one-quarter (1/4) of the Valuation Amount, less (B) the amount of $1,250,000 (but not less than zero (0)) and (ii) $600,000, plus (b) the amount of fifteen percent (15%) of the amount described in subparagraph (a) hereof shall be payable on March 31, 2000, if, for the calendar year ending December 31, 1999, LLC shall have net income (as determined in accordance with GAAP) of not less than $300,000; otherwise, such Earnout Amount shall be forfeited.

                 5.3.2 The sum of (a) one-half (1/2) of the lesser of (i) (A) one-quarter (1/4) of the Valuation Amount, less (B) the amount of $1,250,000 (but not less than zero (0)) and (ii) $600,000, plus (b) the amount of fifteen percent (15%) of the amount described in subparagraph (a) hereof shall be payable on March 31, 2001, if, for the calendar year ending December 31, 2000, LLC shall have net income (as determined in accordance with GAAP) of not less than $300,000; otherwise, such Earnout Amount shall be forfeited.

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

          5.4 Guaranties. The obligations of Buyer to pay the First Price Adjustment Amount, the Second Price Adjustment Amount, and the Earnout Amounts shall be, and hereby are, guarantied by Gaiam, Inc., a Colorado corporation. Jirka Rysavy shall guaranty the obligation of Gaiam, Inc., naming as LLC and Corporation as express third party beneficiaries of such guaranty.

     6.   WARRANTIES OF SHAREHOLDER.

          As an inducement to Buyer to enter into this Agreement, upon which Buyer has relied, and intends to rely, Sellers hereby jointly and severally represent and warrant that:

          6.1 Corporate Status. Corporation is a corporation duly organized, validly existing and in good standing under the laws of California and has all necessary corporate powers to own its properties and operate its business as now owned and operated by it. Healing Arts is a validly filed fictitious business name of Corporation. Neither the ownership of its properties nor the nature of its business requires Corporation to be qualified in any jurisdiction other than the state of its incorporation.

          6.2 Capital Structure. The authorized capital stock of Corporation consists of 10,000 shares of common stock, of which 100 (the "Shares") are issued and outstanding. All the Shares are validly issued, fully paid and nonassessable, and the Shares have been so issued in full compliance with all federal and state securities laws. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Corporation to issue or to transfer from treasury any additional shares of its capital stock of any class.

          6.3 Title to Shares. Except as set forth on Schedule 6.3 hereof, Shareholder is the owner, beneficially and of record, of all of the Shares, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions.

          6.4 Subsidiaries. Corporation does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust or other entity.

          6.5 Financial Statements. Exhibit 6.5 to this Agreement sets forth a reviewed balance sheet of Corporation as of December 31, 1997, and the related statements of income and retained earnings for the period ending on that date (the "Balance Sheet Date") and the balance sheet for such date is hereinafter referred to as the "Latest Balance Sheet." All of such statements are certified by the treasurer/chief operating officer of Corporation as accurately reflecting the financial condition of Corporation for the applicable period. The balance sheet and statements comprising Exhibit 6.5 are collectively referred to as the "Financial Statements." The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently followed by Corporation throughout the periods indicated, and fairly present the financial position of Corporation on the Balance Sheet Date.

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

          6.6 Absence of Changes. Except as set forth in Schedule 6.6 to this Agreement, since the Balance Sheet Date, Corporation has conducted its business only in the ordinary course and in a manner consistent with past practice, and there has not been (a) any material damage, destruction, or loss (whether or not covered by insurance) with respect to any assets of Corporation, (b) any change by Corporation in its accounting or tax reporting methods, principles, or practices; (c) any declaration, setting aside, or payment of any dividends or distributions in respect of shares of the Shares, or any redemption, repurchase, or other acquisition by Corporation of any of Corporation's securities; (d) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase, or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers, or employees of Corporation, (e) any entry by Corporation into any material commitment or transaction not in the ordinary course of business and consistent with past practice (other than this Agreement and the transactions contemplated by this Agreement); (f) any increase in indebtedness for borrowed money; or (g) any other change, effect, or condition that, individually or when taken together with all other such changes, effects, or conditions, would be materially adverse to the business, operations, assets, financial condition, results of operations, or prospects of Corporation (a "Material Adverse Effect").


          6.7 Absence of Undisclosed Liabilities. Corporation has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved in the Latest Balance Sheet, except for (1) those that may have been incurred after the Balance Sheet Date and (2) those that are not required by generally accepted accounting principles to be included in a balance sheet. All debts, liabilities and obligations incurred after that date were incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

          6.8    Tax Returns and Audits.

                 6.8.1 Within the times and in the manner prescribed by law, Corporation has filed all returns required by law with respect to any federal, state, county and local taxes applicable to Corporation ("Taxes") and has paid all Taxes, assessments and penalties due and payable.

                 6.8.2 No federal income tax returns or California franchise tax returns of Corporation have been audited by the Internal Revenue Service or the California Franchise Tax Board.

                 6.8.3 The provisions for Taxes reflected in the Latest Balance Sheet are adequate for Taxes for the period ending on the Balance Sheet Date and for all prior periods, whether disputed or undisputed. There are no present disputes about Taxes payable by Corporation.

                 6.8.4 No extensions of time with respect to the due date of any Tax returns are in force, and no waiver or agreement for any extension of time for the assessment, collection, or

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

payment of any Tax has been made by Corporation.

                 6.8.5 Corporation has disclosed on its federal income tax returns all positions taken that could give rise to a substantial understatement of federal income tax, within the meaning of Section 6662 of the Internal Revenue Code of 1986, as amended (the "Code").

                 6.8.6 All Taxes payable by Corporation or which Corporation was required to withhold and pay with respect to any amounts paid by Corporation to any persons (including without limitation employees and persons who are nominally independent contractors) have been paid.

                 6.8.7 Corporation will not be required to include any amount in taxable income for any taxable period beginning after the Balance Sheet Date as a result of a change in accounting method for any taxable period ending on or before the Balance Sheet Date or pursuant to any agreement with any Tax authority with respect to any such taxable period.

                 6.8.8 No property of Corporation is subject to a safe-harbor lease (pursuant to Section 168(f) (8) of the Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is "tax-exempt use property" (within the meaning of Section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of Section 168(g) (5) of the Code).

                 6.8.9 Corporation has not made an election under Section 341(f) of the Code. Corporation is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                 6.8.10 Schedule 6.8.10 to this Agreement sets forth the following information with respect to Corporation as of the most recent practicable date (as well as on an estimated pro forma basis as of the Effective Date giving effect to the consummation of the transactions contemplated by this Agreement) its basis in its assets.

          6.9 Real Property. Schedule 6.9 to this Agreement is a complete and accurate list of all real property owned by or leased to Corporation, together with an accurate brief description of each property. Schedule 6.9 to this Agreement also sets forth brief descriptions of all building and other major improvements located on these properties. The zoning of each parcel of property described in Schedule 6.9 to this Agreement permits the presently existing improvements and the continuation of the business presently being conducted on such parcel. Corporation has not commenced, nor has Shareholder or Corporation received notice of the commencement of, any proceeding that would affect the present zoning classification of any such parcel.

          6.10   Environmental Matters. To the best of Sellers' knowledge:

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

                 6.10.1 (a) The properties, operations, and activities of Corporation comply currently with, and have at all times complied with, all applicable Environmental Laws (as defined below);

                 6.10.2 Corporation (or its properties or operations) is not subject to any existing, pending, or threatened action, suit, claim, investigation, inquiry, or proceeding by or before any Governmental Entity under any Environmental Law;

                 6.10.3 There are no physical or environmental conditions existing on any property used by Corporation or resulting from Corporation's operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations or other liabilities imposed under any Environmental Laws or that would affect the soil, groundwater, surface water, or human health;

                 6.10.4 There has been no exposure of any person or property to hazardous substances or any pollutant or contaminant, nor has there been any release of hazardous substances or any pollutant or contaminant into the environment, by Corporation or in connection with its properties or operations; and

                 6.10.5 Corporation has made available to Buyer all internal and external environmental audits and studies and all correspondence on environmental matters in the possession of Corporation relating to any of the current or former properties or operations of Corporation.

          For purposes of this Agreement, the term "Environmental Laws" means any and all Laws, statutes, ordinances, rules, regulations, or orders of any governmental or regulatory authority, domestic or foreign, pertaining to health or the environment currently in effect in any and all jurisdictions in which Corporation owns property or conducts business, including without limitation, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended; the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended; any state Laws implementing the foregoing federal laws; and all other environmental conservation or protection Laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA and RCRA, and the term "disposal" has the meaning specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning will apply.

          6.11   Inventory.

                 6.11.1 The inventory shown on Schedule 6.11.1 to this Agreement (the "Inventory") consists of items of a quality and quantity usable and salable in the ordinary course of business by Corporation, except for obsolete and slow-moving items and items below standard quality, all of which have been written down on the books of Corporation to net realizable market value or have been provided for by adequate reserves.

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                 6.11.2  All items included in the Inventory are the property of
Corporation, except for sales made in the ordinary course of business since the date of the balance sheet. For each of these sales, either the purchaser has made full payment or the purchaser's liability to make payment is reflected in the books of Corporation. Except as set forth in Schedule 6.11.2 to this Agreement, no items included in the Inventory have been pledged as collateral or are held by Corporation on consignment from others. The Inventory shown in the Financial Statements is based on quantities determined by physical count or measurement, taken within the preceding twelve (12) months, and is valued at the lower of cost (determined on a first-in, first-out basis) or market value and on a basis consistent with that of prior years.

                 6.11.3 All items included in the Inventory are the property of Corporation except for items sold, lost or destroyed in the ordinary course of business since the date of Schedule 6.11.1 to this Agreement. No items included in the Inventory have been pledged as collateral or are held by Corporation on consignment from others.

          6.12 Accounts Receivable. Schedule 6.12 to this Agreement is a complete and accurate schedule of the accounts receivable of Corporation as of September 8, 1998, together with an accurate aging of these accounts. Except for immaterial amounts (not to exceed $70,000 in the aggregate), these accounts receivable, and all accounts receivable of Corporation created after the date of
Schedule 6.12 to this Agreement, arose from valid transactions in the ordinary course of business. These accounts have been collected in full since that date or are collectible in their full amount or have been reserved.


          6.13 Intellectual Property. Schedule 6.13 to this Agreement is a schedule of all trade names, trademarks, service marks and copyrights and their registrations, owned by Corporation or in which it has any rights or licenses, together with a brief description of each. Neither Corporation nor Shareholder has any knowledge of any infringement or alleged infringement by others of any trade name, trademark, service mark or copyright. Corporation has not infringed, and is not now infringing on any trade name, trademark, service mark or copyright belonging to any other person, firm or corporation. Corporation is not a party to any license, agreement or arrangement, whether as licensor, licensee, franchiser, franchisee or otherwise with respect to any trademarks, service marks, trade names or applications for them, or any copyright. Corporation owns, or holds adequate licenses or other rights to use all trademarks, service marks, trade names and copyrights necessary for its business as now conducted by Corporation (including without limitation those listed on Schedule 6.13), and that use does not, and will not, conflict with, infringe on or otherwise violate any rights of others.

          6.14 Title to Assets. Corporation has good and marketable title to all its assets and interests in assets, whether real, personal, mixed, tangible or intangible, which constitute all the assets and interest in assets that are used in the business of Corporation. All these assets are free and clear of restrictions on or conditions to transfer or assignment and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions or restrictions except for (a) those disclosed in the Latest Balance Sheet or in Schedules to this Agreement which specifically refer to this Section 6.14; (b) the lien of current property taxes not yet due and payable; and (c) possible minor matters that, in the aggregate, are not substantial in amount and do not have a Material Adverse Effect. Corporation is not in default or in arrears in any respect under any lease which would have a Material Adverse Effect. All buildings and structures (including roofs and machinery and equipment permanently affixed to such buildings and structures) and tangible personal property of Corporation that is necessary to the operation of the Business are in good operating condition and repair, ordinary wear and tear excepted. Corporation is in possession of all premises leased to it from others. Neither Shareholder; nor any officer, director or employee of Corporation, nor any spouse, child or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to Corporation or any copyrights, patents, trademarks, trade names or trade secrets licensed by Corporation.

          6.15 Programs. By the Bill of Sale, Corporation has transferred to LLC all of its right, title and interest in, to and under any and all audio and/or visual programs and materials created by Corporation (alone or jointly with others) (the "Programs"), including, where held by Corporation, the copyrights thereto, that Corporation owns or controls with respect to the Programs, and all contracts, licenses, agreements, options, and rights relating thereto, including without limitation agreements with writers, editors, instructors, performers, musicians, licensing bodies, societies, producers, directors, other technical personnel, distributors, subdistributors, licensees and sub-licensees, and fulfillment houses (collectively, "Contracts").

                 6.15.1 The rights transferred by the Bill of Sale include, without limitation the sole and exclusive right to the following:

                          6.15.1.1  To use the title or titles by which the
Program is or may be known or identified and to change the title of the Program;

                          6.15.1.2  To use and perform any and all music, lyrics
and musical compositions contained in the Program and/or recorded in the soundtrack thereof in connection with the distribution, exhibition, advertising, publicizing and exploiting of the Program;

                          6.15.1.3  To make such dubbed and titled versions of
the Program, and any trailers thereof, including without limitation, cut-in, synchronized and superimposed versions in any and all languages for use in such parts of the world as Corporation may deem advisable;

                 6.15.2 To make such changes, alterations, cuts, additions, interpolations, deletions and eliminations into and from the Program and trailer as may deem necessary or desirable, or as its licensees may deem necessary or desirable for the effective marketing, distribution, exploitation or other use of the Program.

                 6.15.3 The Bill of Sale also conveys to LLC throughout the world the sole and exclusive right, license and privilege to any and all ancillary rights and derivative works in the Programs. Such rights may include but are not limited to all underlying work(s), all literary publishing rights, live television rights, merchandising rights, music publishing rights, soundtrack recording rights, radio rights, additional motion picture rights, remake rights and sequel motion picture rights subject to the terms and conditions of the agreements pursuant to which Corporation acquired the foregoing rights with respect to the literary, dramatic and/or musical material used by Corporation in connection with the Programs.

                 6.15.4 Corporation is the sole and absolute owner of the rights granted herein, and has the absolute right to grant to and vest in LLC, all the rights, licenses and privileges granted to LLC under this Agreement.

                 6.15.5 To the best of Corporation's knowledge, neither the Programs nor any part thereof, nor any materials contained therein or synchronized therewith, nor the title thereof, nor the exercise of any right, license or privilege herein granted, violates or will violate or infringe or will infringe any trademark, trade name, contract, agreement, copyright (whether common law or statutory), patent, literary, artistic, dramatic, personal, private, civil or property right or right of privacy or "moral rights of authors" or any other right whatsoever of or slanders or libels any person, firm, corporation or association whatsoever.

                 6.15.6 All terms, covenants and conditions required to be kept or performed by Corporation under each and all of the contracts, licenses or other documents relating to the production of the Programs have been kept and performed and will hereafter be kept and performed by LLC and there is no existing breach or other act of default by Corporation under any such agreement, license or other document which has had or is likely to have a Material Adverse Effect on Corporation or LLC.

                 6.15.7 LLC will quietly and peacefully enjoy and possess each and all of the rights, licenses and privileges herein granted or purported to be granted to LLC in perpetuity.

                 6.15.8 The performing rights to all musical compositions contained in the Programs are: (a) controlled by the American Society of Composers, Authors and Publishers (ASCAP), Broadcast Music, Inc., (BMI) or similar organizations in other countries such as the Japanese Society of Rights of Authors and Composers (JASEAC), the Performing Right Society Ltd. (PRS), the Society of European Stage Authors and Composers (SESAC), the Societe des Auteurs Compositeurs Et Editeurs de Musique (SACEM), Gesellschaft fur Misikalische Auffuhrungs und Mechanische Vervielfaltigungsrechte (GEMA) or their affiliates, or (b) in the public domain in the world or (c) controlled by Corporation to the extent required for the purposes of this Agreement and Corporation similarly controls or has licenses for any necessary synchronization and recording rights.

                 6.15.9 Except as set forth in Schedule 6.15.9 to this Agreement or as hereinafter provided and except for the existing financing statements in favor of Wells Fargo Bank

(No. 94127460) and Dana Commercial Credit Corporation (No. 9528660443), Corporation has made no other assignment of any of its rights which pertain to the Programs to any other person or entity; that it has done no act, nor failed to do any act, which might prevent LLC from exercising any of the rights, powers and privileges conferred upon Corporation by the Programs as contemplated by this Assignment; and, that Corporation is not in default under the provisions of any of the Contracts and, to the knowledge of Corporation, none of the other parties to any of the Contracts is in default under the provisions thereof.

          6.16 Insurance. Schedule 6.16 to this Agreement is a description, including policy number, of all insurance policies held by Corporation concerning the Business and the Assets or insuring the life of any individual. All these policies are in the respective principal amounts set forth in Schedule
6.16. Corporation has maintained and now maintains (1) insurance on the Assets and the Business of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (2) adequate insurance protection against all liabilities, claims and risks against which it is customary to insure. Corporation is not in default with respect to payment of premiums on any such policy. Except as set forth in an exhibit to this Agreement no claim is pending under any such policy. As of the date of this Agreement, Corporation has not received any notice that any of the policies listed on Schedule 6.16 have been or will be canceled prior to its scheduled termination date, or would not be renewed substantially on the same terms now in effect if the insured party requested renewal or has received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years.

          6.17 Other Contracts. Other than as required by this Agreement, Corporation is not a party to, nor is the property of Corporation bound by, any agreement not entered into in the ordinary course of business; any indenture, mortgage, deed of trust, or lease; or any agreement that is unusual in nature, duration or amount (including any agreement requiring the performance by Corporation of any obligation for more than one (1) year from the Effective Date or calling for consideration of more than $10,000.00); except the agreements listed in Schedule 6.17 to this Agreement, copies of which have been furnished or made available to Buyer. There is no default or event that with notice, lapse of time or both would constitute a default by any party to any of these agreements. Corporation has not received notice that any party to any of these agreements intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements. Corporation is not a party to nor is it or its property bound by any agreement that has a Material Adverse Effect. Neither Corporation nor Shareholder knows or has reason to know that any material artist, licensor, or licensee (other than Dunn) intends to terminate its relationship with Corporation as a result of the transactions contemplated by this Agreement.

          6.18 Compliance with Laws. Neither Corporation nor Shareholder has received notice of any violation of any applicable federal, state or local statute, law or regulation (including any applicable building, zoning, environmental protection or other ordinance or regulation) affecting their properties or operation of their business; and to the best of the knowledge of Corporation and Shareholder, there are no such violations.

           6.19 Litigation. Except as set forth in Schedule 6.19 to this Agreement, there is no pending, or to the best knowledge of Shareholder, or Corporation, threatened, suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation against or affecting Corporation or any of its business, assets, or financial condition. Corporation is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality. Neither Corporation nor Shareholder is presently engaged in any legal action to recover money due to any of them or damages sustained by any of them.

           6.20 Agreement Will Not Cause Breach or Violation. The consummation of the transaction contemplated by this Agreement will not result in or constitute any of the following:

                  6.20.1 A material breach of any term or provision of this Agreement or of any applicable federal or state law;

                  6.20.2 A default or an event that with notice, lapse of time or both would be a default, breach or violation of the Articles of Incorporation or By-Laws of Corporation or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Shareholder or Corporation is a party or by which any of them or the property of any of them is bound (other than the Wells Note or the CSA); or

                  6.20.3 An event that would permit any party to terminate any agreement or to require a payment under or accelerate the maturity of any indebtedness or other obligation of Corporation; or

                  6.20.4 Other than the liens created under this Agreement and the Corporation Security Agreement, creation or imposition of any lien, charge or encumbrance on any of the properties of Corporation.

           6.21 Authority and Consents. Corporation and Shareholder each have the right, power, legal capacity and authority to enter into and perform their respective obligations under this Agreement; and no approvals or consents of any persons other than Shareholder and the Board of Directors of Corporation are necessary in connection with it. The execution and delivery of this Agreement by Corporation has been duly authorized by all necessary corporate action.

           6.22 Documents Provided. Buyer has been furnished for its examination copies of the Articles of Incorporation and By-Laws of Corporation. In addition, Buyer has been furnished Schedule 6.22A, an unaudited balance sheet and income statement of Corporation for the seven-month period ending July 31, 1998, as well as Schedule 6.22B, projected financial statements for the calendar year 1998.

           6.23 Employees. Schedule 6.23(a) to this Agreement sets forth an accurate, correct, and complete list of all employees of Corporation as of the Effective Date, including name, title or position, the present annual compensation or wage rate, any interests in any bonus or incentive compensation plan, and any other perquisite or form of non-cash compensation. No employee of Corporation is subject to a non-competition or any other form of agreement, whether written or oral, that would prevent such employee from continuing as an employee of Corporation upon consummation of the transaction contemplated by this Agreement or devoting his or her full talents, knowledge, and efforts to Corporation upon consummation of the transaction contemplated by this Agreement.
Schedule 6.23(b) to this Agreement sets forth an accurate and complete list of all loans, debts, and other obligations (collectively, "Employee Loans") owed by any employee of Corporation to Corporation. Except as set forth in Schedule 6.23(b) to this Agreement, all outstanding Employee Loans owed to Corporation by Shareholder will be repaid to Corporation at the Effective Date.

           6.24   Employee Benefit Plans; Labor Matters.

                  6.24.1 Set forth in Schedule 6.24.1 to this Agreement is a complete and correct list of all "employee benefit plans" (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all plans or policies providing for "fringe benefits" (including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit, or similar programs), and each other bonus, incentive, compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy, or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow, or other agreement related thereto that (a) is or has been established, maintained, or contributed to by Corporation or any ERISA Affiliate (as defined below) or with respect to which Corporation or any ERISA Affiliate has any liability, or (b) provides benefits, or describes policies or procedures applicable, to any officer, employee, director, former officer, former employee, or former director of Corporation or any ERISA Affiliate, or any dependent thereof, regardless of whether funded (each, an "Employee Plan," and collectively, the "Employee Plans "). For purposes of this Agreement, "ERISA Affiliate " means Corporation and each Person or other trade or business, whether or not incorporated, that is or has been treated as a single employer or controlled group member with Corporation pursuant to Section 414 of the Code or ERISA Section 4001.

                  6.24.2 No written or oral representations have been made to any employee or officer or former employee or officer of Corporation promising or guaranteeing any coverage under any employee welfare plan for any period of time beyond the end of the current plan year (except to the extent of coverage required under Section 4980B of the Code), and no Employee Plan provides benefits to any employee of Corporation or any ERISA Affiliate or any employee's dependents after the employee terminates employment other than as required by law. The consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount of compensation (including amounts due under Employee Plans) due to any employee, officer, former employee, or former officer of Corporation.

                  6.24.3 Except as set forth on Schedule 6.24.3 to this Agreement, all employees of Corporation are terminable at the will of Corporation, and Corporation has not, nor has any present or former director, officer, employee, or agent of Corporation, made any binding commitments of Corporation, written or oral, to any present or former director, officer, agent, or employee concerning his or her term, condition or benefits of employment by Corporation other than as set forth in Schedule 6.24.3.

                  6.24.4 With respect to each Employee Plan, Corporation has furnished to Buyer true, correct, and complete copies of (a) the plan documents and summary plan description; (b) the most recent determination letter received from the Internal Revenue Service; (c) the annual reports required to be filed for the two most recent plan years of each such Employee Plan; (d) all related trust agreements, insurance contracts; or other funding agreements that implement such Employee Plan; and (e) all other documents, records, or other materials related thereto requested by Buyer.

                  6.24.5 None of the Employee Plans are employee pension benefit plans. All Employee Plans purporting to qualify for special tax treatment under any provision of the Code, including, without limitation, Code sections 79, 105, 106, 125, 127, 129, 132, 421, or 501(c)(9), meet the requirement of such sections in form and in operation. All reports, returns, or filings required by law have been timely filed in accordance with all applicable requirements.

                  6.24.6 Neither Corporation, nor any ERISA Affiliate, nor any plan fiduciary of any Employee Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code), that could subject Corporation, any ERISA Affiliate, LLC, or Buyer to any taxes, penalties, or other liabilities resulting from such prohibited transaction. No condition exists that would subject Corporation, any ERISA Affiliate, or Buyer to any excise tax, penalty tax, or fine related to any Employee Plan.

                  6.24.7  There is no Employee Plan that is or was subject to
Part 3 of Title I of ERISA or Title IV of ERISA; each Employee Plan has been operated in all material respects in compliance with ERISA, the Code, and all other applicable laws; none of the Employee Plans is or was a "multiple employer plan" or "multiemployer plan" (as described or defined in ERISA or the Code), nor has Corporation or any ERISA Affiliate ever contributed or been required to contribute to any such plan; there are no material unfunded liabilities existing under any Employee Plans; and each Employee Plan that has not been terminated could be terminated as of the Effective Date without any material liability to Buyer, Corporation, LLC, or any ERISA Affiliate. All contributions required to be made to the Employee Plans have been made timely.

                  6.24.8 Corporation is not now nor has it ever been a party to any collective bargaining or other labor union contract, and no collective bargaining agreement is being negotiated by Corporation. Corporation is in compliance in all material respects with all applicable laws respecting employment, employment practices, and wages and hours. There is no pending or threatened labor dispute, strike, or work stoppage against Corporation that may interfere with the business activities of Corporation. Neither Corporation nor any of its representatives or employees has committed any unfair labor practices in connection with the operation of the business of Corporation, and there is no pending or threatened charge or complaint against Corporation by the National Labor Relations Board or any comparable state authority.

                  6.24.9 Corporation is not a party to or bound by any severance agreements, programs, policies, plans, or arrangements, whether or not written. Schedule 6.24.9 sets forth, and Corporation has provided to Buyer true and correct copies of, (a) all employment agreements with officers or employees of Corporation; (b) all agreements with consultants of Corporation obligating Corporation to make annual cash payments in an amount exceeding $10,000, and (c) all noncompetition agreements with Corporation.

                  6.24.10 Corporation has not amended or taken any other action with respect to any of the Employee Plans or any of the plans, programs, agreements, policies, or other arrangements described in this Section 6.24.1 since the Balance Sheet Date.

                  6.24.11 If requested in writing by Buyer at least three (3) business days prior to the First Price Adjustment Date, Corporation will terminate its employee benefit pension plans listed in Schedule 6.24.5 prior to the First Price Adjustment Date and will comply with all provisions of the Code, ERISA and applicable laws in terminating such plan.

           6.25 Powers of Attorney; Bank Accounts. Schedule 6.25 to this Agreement lists (a) the names and addresses of all persons holding a power of attorney on behalf of Corporation and (b) the names and addresses of all banks or other financial institutions in which Corporation has an account, deposit, or safe deposit box, with the names of all persons authorized to draw on these accounts or deposits or to have access to these boxes, including account numbers.

           6.26 Full Disclosure. None of the representations or warranties made by Shareholder or Corporation or made in any certificate, memorandum or exhibit furnished or to be furnished by Corporation or Shareholder or on their behalf, contains or will contain any untrue statement of a material fact, or omits to state any material fact necessary to make the statements made true.

     7.    BUYER'S REPRESENTATIONS AND WARRANTIES

           Buyer represents and warrants that Buyer has the right, power, legal capacity and authority to enter into and perform their respective obligations under this Agreement; and no approvals or consents of any persons other than Buyer are necessary in connection with it.

     8.    RELEASE OF SHAREHOLDER.

           Effective upon the Effective Date, except as expressly provided in this Agreement, Shareholder, for itself and its successors, and assigns, hereby fully and unconditionally releases and forever discharges and holds harmless Corporation and LLC and their employees, officers, directors, successors, and assigns and Buyer from any and all claims of every kind and nature whatsoever, whether or not now existing or known, relating in any way, directly or indirectly, to Corporation, LLC, or Buyer that Shareholder may now have or may hereafter claim to have against Corporation or LLC or any of their employees, officers, directors, successors, or assigns or Buyer arising before the Effective Date or as a result of the transactions contemplated by this Agreement.


     9.    CONFIDENTIAL INFORMATION.

           Corporation and Shareholder waive any cause of action, right or claim arising out of the access of Buyer or its representatives to any trade secrets or any other confidential business information of Corporation from the date of this Agreement until October 8, 1998, except for the intentional competitive misuse by Buyer or its representatives of such trade secrets or other confidential business information. If Buyer makes Buyer's Recision Election (as defined in Section 10.1 hereof), Buyer shall promptly return to Corporation and Shareholder all written documents, records, and other information provided to Buyer by Corporation, Shareholder, or their agents, attorneys, or accountants, in connection with the transactions contemplated in this Agreement and shall destroy all copies thereof.

     10.   CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

           The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before each of the First Adjustment Date and the Second Adjustment Date (except as otherwise specifically provided), of all of the conditions set out below in this Section
10. Buyer may waive any or all of these conditions in whole or in part without prior notice; provided, however, any such waiver shall be in writing and that no such waiver of a condition will constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Shareholder or Corporation is in default of any of the representations, warranties of covenants under this
Agreement:

           10.1 Due Diligence. Satisfaction of Buyer, in its sole discretion, with the results of its investigation and analysis of Shareholder, Corporation, the Business, and the Assets (its "due diligence"). Such condition shall have no further effect after October 8, 1998, or, if later, completion of financial statements for Corporation for the period ending September 8, 1998 (including a balance sheet as of such date), satisfactory in form to Buyer, unless Buyer shall have notified Sellers of its disapproval of such condition on or before such date. Buyer's notification of such disapproval is hereinafter referred to as "Buyer's Recision Election." The parties acknowledge that Buyer's preliminary evaluation of the Business and its decision to enter into this Agreement have been based in significant part on financial information for the period from January 1, 1998, through July 31,

1998, and that as a result of its due diligence, Buyer may determine, among other things, that the true financial condition and results of the Business for such period materially vary from that information.

           10.2 Corporate Documents. Sellers shall have furnished to Buyer for its examination:

                10.2.1 The minute books of Corporation containing all records required to be set forth of all proceedings, consents, actions and meetings of shareholders and boards of directors of Corporation;

                10.2.2 All permits, orders and consents issued by the California Commissioner of Corporations with respect to Corporation or with respect to any security of Corporation, and all applications for such permits, orders and consents; and

                10.2.3 The stock transfer books of Corporation setting forth all transfers of any capital stock.

           10.3 Dunn Judgment. Satisfaction in full of the Dunn Judgment and release of all liens arising therefrom.

           10.4 Accuracy of Warranties. Except as otherwise permitted by this Agreement, all representations and warranties by Shareholder in this Agreement, or in any written statement that will be delivered to Buyer by Corporation or Shareholder under this Agreement must be true in all material respects on the applicable Adjustment Date as though made at that time.

           10.5 Performance. Corporation and Shareholder must have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them, or either of them, by the applicable Adjustment Date.

           10.6 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation will have been instituted or threatened on or before the applicable Adjustment Date.

           10.7 Consent of Elizabeth Adams. Sellers shall have obtained and furnished to Buyer, in form satisfactory to Buyer, the consent of Elizabeth Adams, Shareholder's wife, to the transactions contemplated by this Agreement.

           10.8 No Material Adverse Change. During the period from the Balance Sheet Date to the First Adjustment Date, other than the consequences of enforcement of the Dunn Judgment, there will not have been any change in the financial condition or results of operations of Corporation or LLC which has a Material Adverse Effect, and neither Corporation nor LLC will have sustained any insured or uninsured loss or damage to its assets that will have a Material Adverse Effect on its ability to conduct its business.

           10.9 Certification. Buyer will have received a certificate, dated as of the applicable Adjustment Date, signed and verified by Shareholder, certifying, in such detail as Buyer and its counsel may reasonably request, that to the best of Shareholder's knowledge the conditions specified in Sections 10.1 through 10.8 hereof have been fulfilled.

If any of the foregoing conditions shall fail, then subject to Section 16.1 hereof, Buyer may, in its sole discretion, declare that the Notes and the Wells Note are due and payable in full and take all actions permitted by law to collect the amounts due thereunder. Otherwise, Buyer shall extend the due dates of the Notes and the Wells Note to March 31, 1999.

     11.      TIME AND PLACE OF ADJUSTMENTS.

           11.1 First Price Adjustment. The First Price Adjustment will take place at the offices Gaiam Holdings, Inc., at 360 Interlocken Blvd. Suite 300, Broomfield, CO 80021, at 2:00 pm local time, at the earliest time after which
(a) Corporation has implemented accounting procedures outlined in Exhibit 12.4 hereof to the satisfaction of Buyer and (b) the Dunn Judgment has been satisfied in full and all liens against Sellers, LLC, and the Assets have been released, or at such other time and place as the parties may agree in writing. That date or if the First Price Adjustment is advanced or postponed under this Section 11.1, the date to which it is advanced or postponed, is called the First Price Adjustment Date.

           11.2 Second Price Adjustment. The Second Price Adjustment will take place at the offices of Gaiam Holdings, Inc., 360 Interlocken Blvd. Suite 300, Broomfield, CO 80021, at 2:00 pm local time, on the later of March 31, 1999, or fifteen (15) days after delivery of the audited financial statements of the Corporation Short Period and the LLC Short Period prepared by the Independent Accountant to Buyer or at such other time and place as the parties may agree in writing. That date or if the Second Price Adjustment is advanced or postponed under this Section 11.2, the date to which it is advanced or postponed is called the Second Price Adjustment Date. The First Adjustment Date and the Second Adjustment Date are collectively referred to as "Adjustment Dates."

     12.      SELLERS' OBLIGATIONS AFTER EFFECTIVE DATE

           12.1 Sellers' Indemnity. Sellers shall jointly and severally indemnify, defend and hold harmless, Buyer and LLC against and in respect of claims, demands, losses, costs, expenses. obligations, liabilities, damages, recoveries and deficiencies including interest, penalties and reasonable attorney fees ("claims"), that either may incur or suffer, which arise, result from or relate to any breach of, or failure by Sellers to perform, any of their representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished to Buyer under this Agreement, or arising out of the ownership or operation of the

Business and the Assets prior to the Effective Date (except Assumed
Liabilities).

           12.2 Sellers' Right to Defend. Buyer will promptly notify Sellers of the existence of any claim, demand or other matter to which Sellers' indemnification obligation would apply and will give Sellers a reasonable opportunity to defend the same at Sellers' own expense and with counsel of Sellers' own selection; provided that Buyer will at all times also have the right to participate fully in the defense at Buyer's own expense. If Sellers, within a reasonable time after this notice, fails to defend, Buyer will have the right, but not the obligation, to undertake the defense of and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf of or for the account and at the risk of Sellers. If the claim is one that cannot by its nature be defended solely by Sellers (including any Tax proceedings), Buyer will make available and cause LLC to make available all information and assistance that Sellers may reasonably request.

           12.3 Tax and Accounting Matters. On and after the Second Adjustment Date, at the election of Buyer, Sellers shall cause the incorporation of LLC as a "C" corporation, provided that Buyer shall indemnify and hold Sellers harmless from any adverse tax consequences to Sellers (including Corporation in its capacity as a member of LLC) resulting from such incorporation (and not from the operations of the "C" corporation). In addition, Sellers shall cooperate with Buyer in restructuring the transactions contemplated by this Agreement to effect the best possible positions for Buyer with respect to accounting and tax matters relating to the Business and the transactions contemplated by this Agreement, provided that Buyer shall bear any additional expenses incurred as a result of such restructuring and such restructuring shall not result in any tax consequences to Sellers which vary materially from the tax consequences of the transactions contemplated by this Agreement.

           12.4 Accounting Issues. On and after the Effective Date, to the satisfaction of Buyer, Sellers shall use their best efforts to cause LLC to implement the accounting issues outlined in Exhibit 12.4 hereof. If the parties are unable to agree on the appropriate accounting issues, the Independent Accountant (or another "Big 5" accounting firm replacing the Independent Accountant mutually agreed upon by the parties) shall determine the appropriate accounting issues.

           12.5 Right of First Refusal. If, at any time while Corporation is a member of LLC, Shareholder receives a bona fide third party offer to purchase all or any part of the stock of Corporation (the "offered shares") (such offer is referred to hereinafter as the "offer"), Shareholder shall immediately submit a complete copy of the offer to Buyer. Buyer shall then have fourteen (14) days in which to notify Shareholder, if at all, of its intent to purchase the offered shares for the price set forth in the offer. If Buyer so elects, Buyer shall purchase the offered shares for such price and on such terms. Such purchase shall close within one hundred twenty (120) days of such notice, regardless of any other terms of the offer. If Buyer does not so notify Shareholder, Shareholder shall be free to sell the offered shares at the price and on the terms set forth in the offer. Except as provided in this Section 12.5, Corporation may not sell, exchange, or otherwise transfer all or any part of the shares of Corporation.

           12.6 Name Change. As soon as possible after the Effective Date, Shareholder shall change the name of Corporation to "Steven P. Adams Holdings, Inc.," or a substantially similar name.

           12.7 Negotiations with Dunn. After the Effective Date, Buyer or its representative may enter into discussions with Dunn respecting settlement of claims arising between Corporation or LLC and Dunn, provided that such discussions are conducted together with Jonathan Kirsch, Esq., counsel to Corporation, and that no settlement offer is made to Dunn which does not comply with Schedule 2 to this Agreement.

     13.      BUYER'S INDEMNITY.

           13.1 Buyer's Indemnity. Buyer shall indemnify, defend and hold harmless, Sellers against and in respect of claims, demands, losses, costs, expenses. obligations, liabilities, damages, recoveries and deficiencies including interest, penalties and reasonable attorney fees that Sellers may incur or suffer, which arise, result from or relate to any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished to Sellers under this Agreement. In addition, provided that no changes are made to the tax basis of the Assets as set forth on the 1997 federal income tax return of Corporation, Buyer shall indemnify Sellers and hold them harmless against any tax liabilities of Sellers arising solely from the casting of the form of the transactions contemplated in this Agreement as a purchase by Buyer of a membership interest in LLC, rather than a sale to Buyer of an undivided portion of the Assets.

           13.2 Buyer's Right to Defend. Sellers will promptly notify Buyer of the existence of any claim, demand or other matter to which Buyer's indemnification obligation would apply and will give Buyer a reasonable opportunity to defend the same at Buyer's own expense and with counsel of Buyer's own selection; provided that Sellers will at all times also have the right to participate fully in the defense at Sellers' own expense. If Buyer, within a reasonable time after this notice, fails to defend, Sellers will have the right, but not the obligation, to undertake the defense of and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf of or for the account and at the risk of Buyer. If the claim is one that cannot by its nature be defended solely by Buyer, Sellers will make available all information and assistance that Buyer may reasonably request.

     14.      PUBLICITY.

              All notices to third parties and all other publicity concerning the transaction contemplated by this Agreement will be jointly planned and coordinated between Buyer and Sellers, and no party will act unilaterally in this regard without the prior written approval of the other, which approval will not be unreasonable withheld.

     15.      COSTS AND EXPENSES.

           15.1 Broker; Finder's Fee. Each party represents and warrants that it has dealt with no broker or finder in connection with any transaction contemplated by this Agreement and, as far as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions. Sellers will indemnify and hold LLC and Buyer, and Buyer will indemnify and hold Sellers, harmless against any loss, liability, damage, costs claim or expense incurred by reason of any brokerage, commission, or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

           15.2 Expenses. Each party will pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and closing and carrying out the transactions contemplated by this Agreement, including without limitation any taxes incurred by it as a result of or arising out of such transactions.

     16.      MISCELLANEOUS PROVISIONS.

           16.1 Buy-Back Right. If, on or before October 8, 1998, Buyer make Buyer's Recision Election, Corporation shall have the right, upon notice given within ten (10) days after receipt of notice from Buyer of such Election, to purchase Buyer's entire right, title, and interest in and to its membership interest in LLC for the sum of $100,000 and payment in full of the Wells Note, the Notes, and all accounting expenses of Buyer in connection with the transactions contemplated by this Agreement (including reasonable and actual costs), which amounts shall be due and payable in full on or before December 14, 1998.

           16.2   Covenants re Operations of LLC.

                  16.2.1 The parties acknowledge that the Valuation is dependent upon the operations of the LLC during the LLC Short Period. In order to assure that such operations fairly reflect the profitability of the Business, during the LLC Short Period, except in the event of a business emergency, Buyer shall not cause any extraordinary measures to be instituted by LLC or cause LLC to incur any extraordinary expenses which would unfairly distort the income of LLC for such period. Sellers agree to operate the Business in the ordinary course, not sacrificing value for short-term gain. Neither Corporation nor Shareholder, in his capacity as President of LLC, shall cause LLC to incur any capital expenditures in excess of $10,000 or enter into any long-term contracts without the approval of Buyer.

                  16.2.2 Corporation and Shareholder shall take no actions which cause (and shall perform all actions required to prevent) termination of any contracts of LLC.

                  16.2.3 After Buyer's receipt of financial statements for Corporation for the period ending September 8, 1998 (including a balance sheet as of such date), satisfactory in form to Buyer, Corporation and Shareholder may pursue obtaining financing of LLC for the purpose of repayment of the Wells Note.

           16.3 Effect of Headings. The subject headings of the paragraphs and subparagraphs are included for convenience only and will not effect the construction or interpretation of any of its provisions.

           16.4 Word Usage. Unless the context clearly requires otherwise: (a) plural and singular number will each be considered to include the other; (b) the masculine, feminine and neuter genders will each be considered to include the others; (c) "shall," "will," "must," "agree," and "covenants" are each mandatory; (d) "may" is permissive; (e) "or" is not exclusive; and (f) "includes" and "including" are not limiting.

           16.5 Entire Agreement; Modification and Waiver. This Agreement and the ancillary documents and agreements referred to in this Agreement constitute the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment to this Agreement will be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

           16.6 Counterparts. This Agreement may be executed simultaneously or in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same Agreement.

           16.7 Parties in Interest. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement. No provision gives any third persons any right of subrogation or action against any party to this Agreement.

           16.8 Assignment. This Agreement will be binding on and will enure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns; provided, however, Buyer may not assign any of its rights under this Agreement, except to a family member of Buyer or to an entity owned or controlled by Buyer or which owns or controls Buyer. No such assignment by Buyer will relieve Buyer of any of Buyer's obligations or duties under this Agreement.

           16.9 Arbitration. Any controversy or claim arising out of, or relating to this Agreement or the making, performance or interpretation of it will be settled by arbitration in Denver, Colorado, under the Commercial Arbitration rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. Arbitrators will be persons experienced in negotiating, making and consummating acquisition agreements.

           16.10 Specific Performance and Waiver of Recision Rights. Each party's obligations under this Agreement are unique. If any party should default in its obligations under this Agreement, the parties acknowledge that it would be extremely impractical to measure the resulting damages; accordingly, the non-defaulting party or parties, in addition to any other available rights or remedies, may sue in equity for specific performance and the parties each expressly waive the defense that a remedy in damages will be adequate. Despite a breach or default by any of the parties or any of their respective representations, warranties, covenants or agreements under this Agreement, if the agreement and sale contemplated by it is consummated at the closing, each of the parties waive any unilateral right that such party may have to rescind this Agreement or the transaction consummated by it; provided, however, that this waiver will not effect any rights or remedies available to the parties under this Agreement or under law.

           16.11 Attorney Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

           16.12 Nature and Survival of Warranties and Obligations; Setoffs. All representations, warranties, covenants and agreements of Buyer and Sellers contained in this Agreement or in any instruments, certificate, opinion or other writing provided for in it (other than the representations of Shareholder set forth in Section 6.8 hereof ("Tax Warranties")) will survive until September 8, 2001. All Tax Warranties will survive without limitation. All statements contained in any schedule, certificate, or other writing delivered in connection with this Agreement or the transactions contemplated by this Agreement will constitute representations and warranties under this Agreement. Buyer may reduce any amounts due to Sellers or LLC, and set off against its obligations hereunder, without any further action or notice to Sellers or LLC, any amounts due and payable from Sellers or LLC to Buyer under the terms of this Agreement, including without limitation Section 12.1 hereof. Notwithstanding the foregoing, any amounts in excess of disputed amounts shall be paid to Corporation or Shareholder when otherwise due.

           16.13 Notices. Unless otherwise specifically permitted by this Agreement, all notices under this Agreement shall be in writing and shall be delivered by personal service, federal express or comparable overnight service or certified mail (if such service is not available, then by first class mail), postage prepaid, to such address as may be designated from time to time by the relevant party, and which shall initially be:

                  If to Corporation:

                           Healing Art Publishing, Inc.
                           2434 Main Street
                           Santa Monica, California 90405
                           Attn: Steven P. Adams

                  With a copy to:

                           Harvey Gilbert, Esq.
                           9777 Wilshire, Ste. 505
                           Beverly Hills, CA 90212

                  If to Shareholder:

                           Steven P. Adams
                           2434 Main Street
                           Santa Monica, California 90405

                  With a copy to:

                           Harvey Gilbert, Esq.
                           9777 Wilshire, Ste. 505
                           Beverly Hills, CA 90212

                  If to Buyer:

                           Gaiam Holdings Inc.
                           360 Interlocken Blvd. Suite 300
                           Broomfield, CO 80021
                           Attn: Lynn Powers

                  With a copy to:

                           Leslie S. Klinger, Esq.
                           Kopple & Klinger, LLP
                           2029 Century Park East
                           Suite 3290
                           Los Angles, CA 90067

                  And a copy to:

                           Mark K. Shaner, Esq.
                           3177 South Parker Road
                           Aurora, CO 80014

                  Any notice sent by certified mail shall be deemed to have been given three (3) days after the date on which it is mailed. All other notices shall be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party.

                  Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

                16.14 Governing Law. This Agreement and the ancillary documents executed together with this Agreement will (except to the extent otherwise specifically provided in such documents) be construed in accordance with and governed by the laws of the State of Colorado, as applied to contracts that are executed and performed entirely in Colorado.

                16.15 Further Assurances. Sellers, at any time after the Effective Date, will execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Buyer (and will use their best efforts to cause third parties to do the same), and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer, or reducing to possession, any or all property to be conveyed and transferred under this Agreement. If requested by Buyer, Corporation will prosecute or otherwise enforce in its own name for the benefit of LLC any claims, rights, or benefits that are transferred to LLC under this agreement and that require prosecution or enforcement in Corporation's name. Any prosecution or enforcement of claims, rights, or benefits under this Section 16.15 will be solely at LLC's expense, unless the prosecution or enforcement is made necessary by a breach of this agreement by any of Sellers.

                16.16 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable and binding on the parties.

                  IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

Buyer:                                    GAIAM HOLDINGS, INC.

                                      By:      /s/ Lynn Powers
                                          -------------------------------------


Corporation:                              HEALING ARTS PUBLISHING, INC.



                                      By:      /s/ Steven P. Adams
                                          -------------------------------------
                                              Steven P. Adams, President


                                      By:      /s/ Kathleen Mulcahy
                                          -------------------------------------
                                          Kathleen Mulcahy, Assistant Secretary

Shareholder:

                                               /s/ Steven P. Adams
                                          -------------------------------------
                                              STEVEN P. ADAMS



LLC:                                      HEALING ARTS PUBLISHING, LLC



                                      By:      /s/ Steven P. Adams
                                          -------------------------------------
                                              Steven P. Adams, President

For purposes of Section 5.4 only:

GAIAM, INC.


By:      /s/      Lynn Powers
--------------------------------